Exhibit 10.29

DOMTAR INC.

EXECUTIVE

DEFERRED SHARE UNIT

PLAN

February 2004, amended and restated November 3, 2008

1. Definitions

1.1 The terms below have the following meanings for purposes of the Plan:

“Affiliate” includes any subsidiary and means a corporation or entity in which the Corporation or any of its subsidiaries holds at least 50% of the voting shares.

“Annual Earnings” means the total base salary earned by the Participant during the preceding fiscal year, excluding payments made under any incentive plan.

“Board” means the Board of Directors of the Corporation.

“CEO” means the President and Chief Executive Officer of the Corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Human Resources Committee of the Board of Directors of the Corporation.

“Deferred Share Unit (DSU)” means a unit of participation in the Plan granted in accordance with Section 6.1 hereof.

“Disability” has the meaning given in § 1.409A-3(i)(4) of the regulations promulgated under the Code.

“Domtar” or “Corporation” means Domtar Inc.

“Participant” means an employee, including an executive, of the Corporation or any of its Affiliates designated by the Committee as a participant under the Plan.

“Plan” means the Executive Deferred Share Unit Plan of the Corporation as described hereinafter and as amended from time to time.

“Redemption Value” means, in the case of a DSU that is not a Specified Unit, the weighted average of the trading price per Share on the Toronto Stock Exchange during the twelve (12) months preceding the date of Retirement, death, the determination of long-term disability of the Participant or termination of employment following a continuous period that started on or after January 1, 1999 and that represents at least seven (7) years of tenure of the Participant as a member of the Management Committee and, in the case of a Specified Unit, the weighted average of the trading price per Share on the Toronto Stock Exchange during the twelve (12) months preceding the Termination Date, the date of the Participant’s death or the date of the Participant’s Disability.

“Retirement” means the earliest date on which both of the following conditions are met:

(i)	the Participant has terminated his employment with the Corporation in order to take retirement at his normal retirement date as stipulated in the Domtar Pension Plan for Non-Negotiated Employees; and

(ii)	the Participant is not an employee of any Affiliate, nor a director of the Corporation or a director of any Affiliate.

“ROE” means the annual return on equity percentage as determined by the Corporation from time to time.

“Section 409A” means section 409A of the Code and the rules, regulations and guidance promulgated thereunder.

“Share” or “Shares” means the common shares of the share capital of the Corporation trading on the secondary market.

“Specified Employee” means (i) if Domtar Corporation has not adopted a specified employee policy, any Participant qualifying, on such Participant’s Termination Date, as a “specified employee” as defined in Section 409A and (ii) if Domtar Corporation has in place a specified employee policy, any Participant qualifying as a “specified employee” under such policy as in effect on such Participant’s Termination Date.

“Specified Unit” means a DSU that is subject to taxation in the United States and to Section 409A.

“Termination Date” means the date of the Participant’s “separation from service” as defined in Section 409A, on or after the first to occur of:

(i)	the Participant’s normal retirement date as stipulated in the Domtar Pension Plan for Non-Negotiated Employees, and

(ii)	the end of a continuous period that started on or after January 1, 1999 and that represents at least seven (7) years of tenure of the Participant as a member of the Management Committee.

1.2 Unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing a male person include a female person.

2. Purpose of the Plan

The purposes of the Plan are to:

a)	remunerate the executives and other key employees of the Corporation and its Affiliates who have particularly contributed to the creation of economic value for the Corporation and its shareholders;

b)	provide the executives and other key employees of the Corporation and its Affiliates with a total compensation which is competitive with that of similar positions in markets where the Corporation and its Affiliates compete for managerial and professional talent; and

c)	retain the executives and other key employees on a long-term basis.

3. Effective Date

The Plan is effective January 1, 2000.

4. Administration

Except for matters that are under the jurisdiction of the Board as specified under the Plan or as required by law, the Plan shall be administered by the Committee which shall have full authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, and to make such determinations as it deems necessary or desirable for the administration of the Plan. All actions taken and decisions made by the Committee in this regard shall be final, conclusive and binding on all parties concerned, including, but not limited to, the Corporation, the Participants, and their beneficiaries and legal representatives.

5. Eligibility

The CEO may designate from time to time employees, who are part of the following groups, for purposes of recommendation to the Committee:

1.	The Management Committee;

2.	The Vice-Presidents of levels 1 and 2, as referred to in the job classification system of the Corporation;

3.	Other key employees who have an importance for the Corporation because of their contribution to the creation of economic value for the Corporation and its shareholders, or because of their potential as successors to management or specialist positions.

6. Deferred Share Units

6.1 Grant

The CEO will submit to the Committee his recommendation among the eligible employees, and the Committee will determine the Participants and the number of Deferred Share Units to be allocated to each of them, in accordance with the following guidelines.

ROE	Grant Level
	(% of Annual Earnings)
5%			0
8%	CEO	25%
	Mgmt. Committee	15%	[	Target Grant
	V.-Ps/others	10%
15%	CEO	50%
	Mgmt. Committee	30%	[	2 x Target Grant
	V.-Ps/others	20%

N.B.: Between two levels of ROE, the grant will be prorated.

No Deferred Share Units allocated to a Participant under the above terms will be vested to the latter before his Retirement, his death or his long-term disability, and the payment of the Deferred Share Units, if any, will be made according to the terms of Sections 6.4 and 6.5 subject to the conditions stipulated in Section 6.6.

6.2 Timing of Grants

Grants will be made annually unless otherwise determined by the Committee.

6.3 Value of the Deferred Share Units

At the time of the grant, the value of each DSU will be determined by the average price of a Share of the Corporation during the preceding fiscal year.

6.4 Payment of Deferred Share Units other than Specified Units

With respect to DSUs other than Specified Units, unless otherwise determined by the Committee, a Participant will be entitled to receive, not later than the 31st day of January following the end of the year during which occurred the Participant’s date of (i) Retirement, (ii) death, (iii) determination of long-term disability, or (iv) termination of employment at the end of a continuous period that started on or after January 1, 1999 and represents at least seven (7) years of tenure as a member of the Management Committee, a lump sum payment in cash equal to the number of Deferred Share Units recorded in the Participant’s account on one of these dates, multiplied by the Redemption Value of the Shares, or, if the Participant so elects, a number of Shares to be purchased on the open market equal to the number of Deferred Share Units then recorded in the Participant’s account, less, in either case, any applicable withholding tax. Upon payment in full of the Deferred Share Units, the Deferred Share Units shall be cancelled.

6.5 Payment of Specified Units

With respect to Specified Units, a Participant will be entitled to receive, in January of the year following the year in which such Participant’s (i) Termination Date, (ii) date of death or (iii) date of Disability occurs, a lump sum payment in cash equal to the number of Specified Units recorded in the Participant’s account on such date, multiplied by the Redemption Value of the Shares, or, if the Participant so elects, a number of Shares to be purchased on the open market equal to the number of Specified Units then recorded in the Participant’s account, less, in either case, any applicable withholding tax. Notwithstanding anything to the contrary contained in this Plan, if the Participant is a Specified Employee, any payment required to be made to such Participant pursuant to clause (i) of the preceding sentence upon or following the Participant’s Termination Date shall be delayed until six months after the Participant’s Termination Date (or, if earlier, upon the Participant’s death) to the extent necessary to comply with, and avoid imposition on the Participant of any tax penalty imposed under, Section 409A. Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum as soon as administratively practicable following the six month anniversary of the Participant’s Termination Date, and not later than 90 days after such six month anniversary.

Upon payment in full of the Specified Units, the Specified Units shall be cancelled.

6.6 Exclusions

The Participant will not be entitled to receive any payment, either in cash or in Shares, under the Plan if his employment comes to an end prior to the date contemplated in subsection 6.4 (iv) or 6.5(ii) hereinabove as a result of his resignation or termination with or without cause, with or without reasonable notice according to legal requirements, whether or not such termination was the subject of a court decision as to its legality.

7. Amendment, Suspension or Termination of the Plan

The Committee may from time to time amend or suspend the Plan in whole or in part and may terminate the Plan at any time.

8. Subdivision, Consolidation, Conversion or Distribution

In the event that the Corporation’s Shares are subdivided, consolidated or converted, or that any other action of a similar nature affecting such shares is taken by the Corporation, the Deferred Share Units issued or issuable under this Plan will be appropriately increased of decreased or converted.

Upon the distribution by the Corporation to each holder of the Corporation’s Shares, of shares of any class or cash or securities or other property or assets, additional Deferred Share Units will be granted to the Participants for each Deferred Share Unit held, equivalent in value to shares, securities, cash or property or assets distributed per Share of the Company.

Such adjustment or distribution will be made by the Committee at its discretion, and it will be subject to the requirements of applicable regulatory authorities, and any determination by the Committee with respect to such adjustment or distribution will be conclusive and binding for all purposes of the Plan.

9. Rights of Participants

Under no circumstances shall Deferred Share Units be considered Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of the Shares, nor shall any Participant be considered the owner of the Shares until after the date of the purchase of such Shares on the open market.

10. Credits for Dividends

A Participant’s account shall be credited with dividend equivalents in the form of additional Deferred Share Units when normal cash dividends are paid on Common Shares. Such dividend equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Common Share by the number of Deferred Share Units recorded in the Participant’s account on the record date for the payment of such dividend, by (b) the Market Value of a Common Share on the dividend payment date for such dividend, with fractions computed to four decimal places.

11. Death of Participant

In the event of a Participant’s death, any and all Deferred Share Units then credited to the Participant’s account shall become payable to the Participant’s estate in accordance with the Plan.

12. Withholding Taxes

The Corporation shall be entitled to deduct any amount of withholding taxes and other withholdings from any amount paid or credited hereunder.

13. Unfunded Plan

Unless otherwise determined by the Committee and approved by the Board, the Plan shall be unfunded until payment of the Deferred Share Units. The Corporation’s obligations hereunder shall constitute general, unsecured obligations, payable solely out of its general assets and no Participant or other person shall have any right to any specific assets of the Corporation. The Corporation shall not segregate any assets for the purpose of funding its obligations with respect to the Deferred Share Units credited hereunder and shall not be deemed to be a trustee of any amounts to be distributed or paid pursuant to the Plan. No liability or obligation of the Corporation shall be deemed to be secured by any lien of, or encumbrance on, any property of the Corporation.

14. General

14.1 Not an Employment Contract

The adoption or the existence of this Plan does not constitute a contract of employment or partnership between the Corporation or its Affiliates and any Participant, and it will not be deemed to be a condition of employment of any person. No provision of the Plan will confer on any Participant the right to continue to be in the employ of the Corporation or its Affiliates or to interfere with the rights of the Corporation or its Affiliates to dismiss, discipline or lay off any Participant at any time regardless of the effect which such action might have upon such employee’s participation in the Plan or upon the overall benefits of such employee.

14.2 Non-assignable

The rights and privileges granted under the Plan are non-assignable.

14.3 Compliance with Laws

The administration of the Plan shall be subject to and made in conformity with all applicable laws and any applicable regulations.

14.4 Acknowledgment

Receipt of DSUs will be deemed to be an acceptance of the terms and conditions of the Plan by the Participant.

14.5 Section 409A

Neither the Corporation nor any of its Affiliates, nor any of their respective directors, officers or employees shall have any liability to a Participant in the event Section 409A applies to any award, payment or benefit paid or provided pursuant to the Plan in a manner that results in adverse tax consequences for the Participant or any of his or her beneficiaries or transferees. The Committee may unilaterally amend, modify or terminate any award, payment or benefit paid or provided under the Plan if it determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A.

15. Governing Laws

The Plan shall be governed by, and interpreted in accordance with, the laws of the Province of Quebec and any laws of Canada applicable therein.